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As filed with the Securities and Exchange Commission on November 5, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

FEI COMPANY
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0621989 (I.R.S. Employer Identification Number)

5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793
(503) 726-7500
(Address, including zip code, of registrant's principal executive offices)

1995 Stock Incentive Plan, as amended
(Full title of the Plan)

Vahé A. Sarkissian
Chief Executive Officer, President and Chairman of the Board of Directors
FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793
(503) 726-7500
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
N. Anthony Jeffries
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

1995 Stock Incentive Plan, as amended	1,000,000 shares	$24.03 (2)	$24,030,000 (2)	$1,944.02

Total	1,000,000 shares			$1,944.02

(1)
This registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933 to be equal to $24.03 per share, the average of the high and low price of the registrant's common stock as reported on The Nasdaq Stock Market on October 31, 2003.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents and information filed with the Securities and Exchange Commission (the "SEC") by FEI Company are incorporated herein by reference:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 28, 2003.

  2.
  Quarterly Report on Form 10-Q for the quarter ended March 30, 2003, filed with the SEC on May 14, 2003.

  3.
  Quarterly Report on Form 10-Q for the quarter ended June 29, 2003, filed with the SEC on August 12, 2003.

  4.
  Current Report on Form 8-K to report the termination of the agreement and plan of merger with Veeco Instruments, Inc., filed with the SEC on January 7, 2003.

  5.
  Current Report on Form 8-K to announce the offering of $150 million aggregate principal amount of zero coupon convertible notes due June 2023, filed with the SEC on June 10, 2003.

  6.
  Description of authorized capital stock contained in our registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Our articles and bylaws provide that we will indemnify to the fullest extent not prohibited by law any current or former officer or director. The Oregon Business Corporation Act (the "OBCA") permits corporations to indemnify directors in certain circumstances, prohibits corporations from indemnifying directors in other circumstances and requires corporations to indemnify officers and directors in yet other circumstances.

        Section 60.391 of the OBCA permits corporations to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

  a)
  The conduct of the individual was in good faith;

  b)
  The individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests; and

  c)
  In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described herein. Indemnification permitted under Section 60.397 of the OBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 60.397 of the OBCA prohibits corporations from indemnifying a director:

  a)
  In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

  b)
  In connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

        Section 60.394 of the OBCA requires corporations to indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director was a party because of being an officer or director of the corporation against reasonable expenses incurred by the officer or director in connection with the proceeding.

        Because the limits of permissible indemnification under the OBCA are not clearly defined, our articles and bylaws may provide for broader indemnification than that described in the OBCA. Our articles and bylaws provide that we shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that, at the written request of the director of officer, we may pay in advance the expenses incurred by such director or officer in any proceeding, if the director or officer:

  a)
  Furnishes the corporation a written affirmation of such person's good faith belief that such person is entitled to be indemnified by the corporation; and

  b)
  Furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation.

Such advances shall be made without regard to the person's ability to repay such expenses and without regard to whether the person ultimately is entitled to indemnification under our bylaws or otherwise.

        We also maintain insurance for the protection of our directors and officers against any liability asserted against such individuals in their official capacities. The rights of indemnification described in our articles and bylaws are not exclusive of any other rights of indemnification to which the a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise and as to action in another capacity while holding such office.

Item 7. Exemption From Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Document
4.1	1995 Stock Incentive Plan, as amended. (1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.
23.1	Consent of Deloitte & Touche LLP, independent auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-8).

(1)
Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended July 4, 1999.

Item 9. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hillsboro, state of Oregon, on October 31, 2003.

FEI Company
/s/ VAHE A. SARKISSIAN Vahé A. Sarkissian Chief Executive Officer, President and Chairman of the Board of Directors

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Vahé A. Sarkissan, Stephen F. Loughlin and Bradley J. Thies, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ VAHÉ A. SARKISSIAN Vahé A. Sarkissian	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)	October 31, 2003
/s/ STEPHEN F. LOUGHLIN Stephen F. Loughlin	Vice President of Corporate Finance, acting Chief Financial Officer and Controller (principal financial officer and controller or principal accounting Officer)	October 31, 2003
/s/ MICHAEL J. ATTARDO Michael J. Attardo	Director	October 31, 2003
/s/ WILFRED J. CORRIGAN Wilfred J. Corrigan	Director	October 31, 2003
/s/ WILLIAM E. CURRAN William E. Curran	Director	October 31, 2003

/s/ THOMAS F. KELLY Thomas F. Kelly	Director	October 31, 2003
/s/ WILLIAMS W. LATTIN Williams W. Lattin	Director	October 31, 2003
/s/ JAN C. LOBBEZOO Jan C. Lobbezoo	Director	October 31, 2003
/s/ GERHARD H. PARKER Gerhard H. Parker	Director	October 31, 2003
/s/ JAMES T. RICHARDSON James T. Richardson	Director	October 31, 2003
/s/ DONALD R. VANLUVANEE Donald R. VanLuvanee	Director	October 31, 2003

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	1995 Stock Incentive Plan, as amended. (1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.
23.1	Consent of Deloitte & Touche LLP, independent auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-8).

(1)
Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended July 4, 1999.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption From Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS